Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2014 Annual and Fourth Quarter Financial Results

•	Grew net loans 16.7% during 2014
•	Strong net commercial loan growth of 19.2% during 2014
•	Increased core deposits by 10.8% during 2014
•	Prepaid $90 million of high-cost Federal Home Loan Bank term advances during the fourth quarter 2014

DENVER, January 21, 2015 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced fourth quarter 2014 net income of $1.2 million or $0.06 per basic and diluted common share as compared to $4.1 million or $0.20 per basic common share and $0.19 per diluted common share in fourth quarter 2013. The Company’s net income for the fourth quarter 2014 included a $5.5 million prepayment penalty, net of a $2.1 million tax benefit related to the prepayment of $90.0 million in Federal Home Loan Bank (FHLB) term advances. Net income for the fourth quarter 2014 would have been $4.6 million or $0.22 per basic and diluted common share excluding the net FHLB prepayment penalty. Fourth quarter 2014 return on average assets (ROAA) was 0.23% as compared to 0.88% excluding the net FHLB prepayment penalty.

“Our experienced team of local bankers once again delivered exceptional results with net loan growth of 16.7% and core deposit growth of 10.8% during 2014,” said Paul W. Taylor, President and CEO. “In addition to these significant accomplishments, we continue to improve our key core operating metrics across all lines of business. Our noninterest income grew 21%, from $13.8 million in 2013 to $16.7 million in 2014. We also improved our net interest margin by four basis points to 3.66% during 2014, despite competitive and economic pressures.”

Mr. Taylor added, “At the end of the fourth quarter 2014, we made the strategic decision to prepay $90 million in FHLB term advances with a weighted average rate of 3.07%. We expect that the prepayment will reduce our net interest expense by as much as $2.5 million annually for 2015 through 2017. The prepayment is also expected to improve our profitability ratios including net interest margin, earnings per share, return on average equity and ROAA, among others.”

The Company’s pre-tax operating earnings  (1) for the fourth quarter 2014 were $7.2 million or $0.34 per basic and diluted common share, an increase of $2.0 million or $0.09 per basic and diluted common share as compared to the same quarter in 2013. The $2.0 million increase in pre-tax operating earnings in the fourth quarter 2014 as compared to the same quarter in the prior year was primarily driven by a $1.3 million improvement in interest income, attributable to growth in average loan balances of $179.9 million and a $1.4 million, or 40.0% increase in noninterest income, primarily due to increases in investment management and trust income and gains on the sale of SBA loans.

 ______________________________________________

(1)

 “Pre-tax operating earnings” is considered a “non-GAAP” financial measure, which we define as income before income taxes adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expenses such as prepayment penalties,  impairment of long-lived assets, acquisition, reorganization and integration costs, and securities gains and losses. More information regarding this measure and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures in this release.

For the year ended December 31, 2014, the Company’s net income was $13.5 million or $0.64 per basic and diluted common share as compared to $14.0 million, or $0.67 per basic and diluted common share in the prior year. Net income for 2014 would have been $16.9 million or $0.81 per basic common share and $0.80 per diluted common share excluding the net FHLB prepayment penalty. The Company’s ROAA was 0.68% for the year ended December 31, 2014 as compared to 0.84% excluding the net FHLB prepayment penalty.

The Company’s pre-tax operating earnings for 2014 were $25.7 million or $1.23 per basic common share and $1.22 per diluted common share, an increase of $5.6 million or $0.26 per basic and diluted common share as compared to the prior year.  The $5.6 million increase in pre-tax operating earnings for the year ended December 31, 2014 as compared to the prior year was mostly due to a $4.9 million increase in interest income, driven by growth in average loan balances of 14.7%, combined with a $2.9 million increase in noninterest income.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

	(Dollars in thousands, except per share amounts)
Net income	$1,215	$4,671	$4,088	$13,512	$14,029
Earnings per common share - basic	$0.06	$0.22	$0.20	$0.64	$0.67
Return on average assets	0.23%	0.91%	0.85%	0.68%	0.75%
Net interest margin	3.61%	3.67%	3.65%	3.66%	3.62%
Efficiency ratio (1)	64.03%	63.68%	63.49%	65.56%	66.79%
________________

(1) The “efficiency ratio” equals noninterest expenses adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt and impairment of long-lived assets divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2014	2014	Change	2013	Change
	(Dollars in thousands, except per share amounts)
Total investments	$449,482	$456,118	(1.5)%	$442,300	1.6%
Total loans, net of unearned loan fees	1,541,434	1,482,268	4.0%	1,320,424	16.7%
Allowance for loan losses	(22,490)	(22,350)	0.6%	(21,005)	7.1%
Total assets	2,124,778	2,077,939	2.3%	1,911,032	11.2%
Total deposits	1,685,324	1,662,598	1.4%	1,528,457	10.3%
Book value per common share	9.57	9.46	1.2%	8.89	7.6%
Tangible book value per common share	9.24	9.10	1.5%	8.58	7.7%
Equity ratio - GAAP	9.74%	9.88%	(1.4)%	9.91%	(1.7)%
Tangible common equity ratio	9.43%	9.54%	(1.2)%	9.60%	(1.8)%
Total risk-based capital ratio	13.85%	14.25%	(2.8)%	14.96%	(7.4)%
Assets under management	$683,138	$675,431	1.1%	$462,958	47.6%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

	(Dollars in thousands)
Net interest income	$17,680	$17,809	$16,391	$68,813	$63,570
Average earning assets	1,941,028	1,927,474	1,781,510	1,882,194	1,755,693
Interest rate spread	3.40%	3.47%	3.45%	3.45%	3.40%
Net interest margin	3.61%	3.67%	3.65%	3.66%	3.62%
Net interest margin, fully tax equivalent	3.69%	3.75%	3.75%	3.74%	3.72%
Average cost of deposits
(including noninterest-bearing deposits)	0.16%	0.16%	0.16%	0.16%	0.17%

Net interest income improved $1.3 million to $17.7 million in the fourth quarter 2014 as compared to the same quarter in 2013 due to a $1.3 million increase in interest income primarily driven by a 13.8% increase in average loan balances. Interest expense remained relatively flat in the fourth quarter 2014 as compared to the same quarter in the prior year despite an $81.1 million increase in average interest bearing deposits.

During the fourth quarter 2014, net interest margin decreased by six basis points to 3.61% as compared to the third quarter 2014 and decreased four basis points as compared to the fourth quarter 2013. These decreases in net interest margin were primarily the result of a decrease in loan yield, due to competitive and economic pressures, partially offset by a change in the mix of average earning assets, primarily due to an increase in average loan balances. Fourth quarter 2014 loan yield declined six basis points to 4.37%, as compared to third quarter 2014 and declined 13 basis points as compared to fourth quarter 2013.

Net interest income improved by $5.2 million for the year ended December 31, 2014 to $68.8 million compared to $63.6 million during 2013. The increase in net interest income was the result of a $4.9 million increase in interest income combined with a $0.4 million decline in interest expense. The increase in interest income was driven by a $181.8 million increase in average loan balances for the year ended December 31, 2014 as compared to the prior year. The decrease in interest expense during 2014 as compared to the prior year was mostly due to the early redemption of high-cost TruPS and related subordinated debentures during the first quarter 2013 combined with a two basis point decline in the cost of interest bearing deposits. The prepayment of $90.0 million in FHLB term advances with a weighted average rate of 3.07% during the fourth quarter 2014 is expected to have a favorable impact on both net interest income and net interest margin in 2015.

On a year-over-year basis, the 2014 net interest margin increased four basis points to 3.66% as compared to 3.62% for the prior year, primarily due to a change in the mix of average earnings assets as a result of loan growth combined with a decline in the average cost of deposits and early redemption of TruPS and related subordinated debentures during the first quarter 2013.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,358	$2,290	$2,222	$9,066	$8,825
Investment management and trust	1,231	1,279	831	4,380	2,904
Increase in cash surrender value of
life insurance	418	291	304	1,295	1,018
Gain (loss) on sale of securities	-	3	(85)	28	(11)
Gain on sale of SBA loans	447	186	95	798	725
Other	408	289	107	1,128	338
Total noninterest income	$4,862	$4,338	$3,474	$16,695	$13,799

Fourth quarter 2014 noninterest income increased $0.5 million to $4.9 million as compared to $4.3 million in the third quarter 2014 and increased $1.4 million from $3.5 million in the fourth quarter 2013.

The $0.5 million increase in noninterest income in the fourth quarter 2014 as compared to the third quarter 2014 was mostly due to a $0.3 million increase in gains on sale of SBA loans. As compared to the fourth quarter 2013, noninterest income increased $1.4 million primarily due to a $0.4 million increase in investment management and trust income, a $0.4 million increase in gains on sale of SBA loans and a $0.1 million increase in cash surrender value of bank-owned life insurance (BOLI).

Total assets under management at December 31, 2014 were $683.1 million, an increase of $220.2 million, or 47.6% as compared to December 31, 2013. During the third quarter 2014, the Company acquired Cherry Hills Investment Advisors which had assets under management of $178.5 million at July 16, 2014.

For the year ended December 31, 2014, noninterest income increased $2.9 million as compared to the prior year. This increase in noninterest income included a $1.5 million increase in investment management and trust income, as a result of an increase in fee income generated by the Company’s subsidiary, Private Capital Management as well as fee income generated from the Company’s recent acquisition of Cherry Hills Investment Advisors. Other categories of noninterest income contributing to the increase included a $0.3 million increase in customer interest rate swap income, a $0.3 million increase in BOLI, and a $0.2 million increase in deposit service fees.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,434	$8,135	$7,685	$32,766	$29,581
Occupancy expense	1,544	1,583	1,507	6,308	6,289
Furniture and equipment	698	693	728	2,759	2,943
Amortization of intangible assets	654	670	702	2,506	2,818
Other real estate owned	142	147	(1,037)	367	(1,160)
Insurance and assessment	576	594	641	2,355	2,519
Professional fees	927	890	968	3,520	3,618
Prepayment penalty on long term debt	5,459	-	-	5,459	629
Impairment of long-lived assets	76	-	-	186	-
Other general and administrative	2,524	2,447	2,487	9,520	9,451
Total noninterest expense	$21,034	$15,159	$13,681	$65,746	$56,688

The FHLB prepayment penalty was the primary cause for the increase of $5.9 million in noninterest expense during the fourth quarter 2014 as compared to the third quarter 2014. Salaries and employee benefits increased $0.3 million during the fourth quarter 2014 as compared to the third quarter 2014 mostly due to a $0.2 million increase in our self-funded medical insurance plan and $0.1 million in incentive compensation. As compared to the fourth quarter 2013, noninterest expense increased $7.4 million, consisting of the $5.5 million prepayment penalty on FHLB term advances, a $1.2 million increase in other real estate owned (OREO) expenses mostly related to a gain on sale of OREO recognized in the fourth quarter 2013 and a $0.7 million increase in salaries and employee benefits. The increase in salaries and employee benefits was mostly due to a $0.4 million increase in salaries and a $0.2 million reduction in equity compensation expense in the fourth quarter 2013 related to an adjustment to the expected vesting of certain performance shares.

Noninterest expense in 2014 was $65.7 million as compared to $56.7 million for 2013. Exclusive of the FHLB prepayment penalty and the $0.6 million prepayment penalty incurred in 2013 related to the early redemption of $15.0 million in the Company’s trust preferred securities, other categories of noninterest expense increased by $4.2 million. These increases include a $3.2 million increase in salaries and employee benefits and a $1.5 million increase in OREO expense. The increase in salaries and employee benefits was comprised of a  $1.5 million increase in salaries, a $1.3 million increase in equity compensation and a $0.4 million increase in costs related to our self-funded medical insurance plan.  The increase in salaries was impacted by an increase of eleven full-time equivalent employees during 2014. The increase in equity compensation during 2014 was primarily related to additional shares granted early in 2014. The increase in OREO expense was mostly related to higher net gains on sale of OREO during 2013.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2014	2014	Change	2013	Change
	(Dollars in thousands)
Total assets	$2,124,778	$2,077,939	2.3%	$1,911,032	11.2%
Average assets, quarter-to-date	2,067,371	2,043,756	1.2%	1,905,524	8.5%
Total loans, net of unearned loan fees	1,541,434	1,482,268	4.0%	1,320,424	16.7%
Total deposits	1,685,324	1,662,598	1.4%	1,528,457	10.3%

Equity ratio - GAAP	9.74%	9.88%	(1.4)%	9.91%	(1.7)%
Tangible common equity ratio	9.43%	9.54%	(1.2)%	9.60%	(1.8)%

At December 31, 2014, the Company had total assets of $2.1 billion, reflecting a $46.8 million increase compared to September 30, 2014 and a $213.7 million increase compared to December 31, 2013. The increase in total assets during the year ended December 31, 2014 includes a $221.0 million, or 16.7% increase in loans. The loan growth was funded by a $156.9 million increase in deposits and a $39.5 million increase in repurchase agreements and borrowings.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	December 31,	September 30,	December 31,
	2014	2014	2013
	(In thousands)
Loans held for sale	$-	$-	$507
Commercial and residential real estate	1,049,315	1,001,174	866,507
Construction	66,634	89,787	77,657
Commercial	324,057	286,545	271,843
Agricultural	10,625	11,986	10,772
Consumer	60,155	60,492	60,932
SBA	30,025	32,107	31,010
Other	1,002	773	2,039
Total gross loans	1,541,813	1,482,864	1,321,267
Unearned loan fees	(379)	(596)	(843)
Loans, net of unearned loan fees	$1,541,434	$1,482,268	$1,320,424

During the fourth quarter 2014, loans increased $59.2 million, comprised of a $48.1 million increase in commercial and residential real estate and a $37.5 million increase in commercial loans, partially offset by a $23.2 million decline in construction loans. Fourth quarter 2014 net loan growth consisted of $178.5 million in new loans and new advances on existing loans, partially offset by $119.9 million in loan maturities, early payoffs and pay-downs. Commercial and residential real estate growth was comprised mostly of loans to finance the acquisition and development of mixed-use retail and office, industrial and multi-family commercial properties in Colorado.

For the year ended December 31, 2014, loans net of unearned fees increased by $221.0 million, or 16.7%. Net loan growth was comprised of a $182.8 million increase in commercial and residential real estate loans and a $52.2 million increase in commercial loans. The growth in loans was both the result of development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 41.0% at December 31, 2014 as compared to 41.0% at September 30, 2014 and 39.5% at December 31, 2013. At December 31, 2014, 1-4 family residential real estate loans were $262.7 million as compared to $222.4 million at December 31, 2013.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31,	September 30,	December 31,
	2014	2014	2013
	(In thousands)
Noninterest-bearing demand	$654,051	$617,704	$564,326
Interest-bearing demand and NOW	326,748	365,538	346,449
Money market	374,063	357,368	326,008
Savings	138,588	128,931	111,568
Time	191,874	193,057	180,106
Total deposits	$1,685,324	$1,662,598	$1,528,457

Non-maturing deposits increased $23.9 million in the fourth quarter 2014 as compared to the third quarter 2014, and increased $145.1 million, or 10.8%, as compared to the fourth quarter 2013. At December 31, 2014, noninterest bearing deposits as a percentage of total deposits was 38.8% as compared to 37.2% at September 30, 2014 and 36.9% at December 31, 2013.

During the fourth quarter 2014, securities sold under agreements to repurchase increased by $9.8 million compared to September 30, 2014 and increased by $9.2 million compared to December 31, 2013.

Total FHLB borrowings were $160.3 million at December 31, 2014 consisting of $140.3 million of overnight advances on our line of credit and a  $20.0 million term note. At December 31, 2013, total FHLB borrowings consisted of $20.0 million in overnight advances and $110.0 million in term advances. As previously discussed, the Company prepaid $90.0 million in FHLB term advances during the fourth quarter 2014.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2014	Ratio at December 31, 2013	Minimum Capital Requirement	Minimum Requirement for "Well-Capitalized" Institution
Total Risk-Based Capital Ratio
Consolidated	13.85%	14.96%	8.00%	N/A
Guaranty Bank and Trust Company	13.58%	14.37%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.60%	13.71%	4.00%	N/A
Guaranty Bank and Trust Company	12.33%	13.12%	4.00%	6.00%

Leverage Ratio
Consolidated	11.10%	11.49%	4.00%	N/A
Guaranty Bank and Trust Company	10.86%	11.00%	4.00%	5.00%

The declines in the total risk-based capital ratios, Tier 1 risk-based capital ratios and leverage ratios from December 31, 2013 to December  31, 2014 were primarily attributable to loan growth during 2014. The Company computed its projected regulatory capital ratios on a pro-forma basis under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III. The Company and the Bank currently exceed the capital requirements set forth in the new rules that become effective in the first quarter 2015.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(Dollars in thousands)
Nonaccrual loans and leases	$12,617	$13,237	$13,884	$14,605	$15,476
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$12,617	$13,237	$13,884	$14,605	$15,476
Other real estate owned and foreclosed assets	2,175	3,526	4,373	4,419	4,493

Total nonperforming assets (NPAs)	$14,792	$16,763	$18,257	$19,024	$19,969

Total classified assets	$27,271	$32,578	$35,010	$27,176	$29,215

Accruing loans past due 30-89 days (1)	$1,381	$458	$1,236	$432	$2,123

Charged-off loans	$73	$80	$63	$407	$644
Recoveries	(214)	(278)	(644)	(958)	(1,045)
Net charge-offs	$(141)	$(198)	$(581)	$(551)	$(401)

Provision (credit) for loan losses	$(1)	$(3)	$24	$(6)	$154

Allowance for loan losses	$22,490	$22,350	$22,155	$21,550	$21,005

Selected ratios:
NPLs to loans, net of unearned loan fees (2)	0.82%	0.89%	0.97%	1.07%	1.17%
NPAs to total assets	0.70%	0.81%	0.90%	0.97%	1.04%
Allowance for loan losses to NPLs	178.25%	168.84%	159.57%	147.55%	135.73%
Allowance for loan losses to loans, net of
unearned loan fees (2)	1.46%	1.51%	1.54%	1.58%	1.59%
Loans 30-89 days past due to loans, net of
unearned loan fees (2)	0.09%	0.03%	0.09%	0.03%	0.16%
Texas ratio (3)	6.01%	6.89%	7.60%	8.11%	8.71%
Classified asset ratio (4)	11.08%	13.39%	14.58%	11.59%	12.74%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of unearned loan fees, exclude loans held for sale.

(3)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

December 31, 2014	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$92	$-	$11,872	$11,964	$1,049,057
Construction	-	-	-	-	66,618
Commercial	1,080	-	18	1,098	323,977
Consumer	66	-	559	625	60,140
Other	143	-	168	311	41,642
Total	$1,381	$-	$12,617	$13,998	$1,541,434

December 31, 2013	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$590	$-	$13,560	$14,150	$865,960
Construction	277	-	-	277	77,601
Commercial	616	-	624	1,240	271,670
Consumer	146	-	924	1,070	60,893
Other	494	-	368	862	43,793
Total	$2,123	$-	$15,476	$17,599	$1,319,917

During the fourth quarter 2014, nonperforming assets decreased $2.0 million from September 30, 2014 and decreased $5.2 million from December 31, 2013. Nonperforming loans at December 31, 2014 and December 31, 2013 include one out-of-state loan participation with a balance of $9.9 million.

At December 31, 2014, classified assets represent 11.1% of bank-level Tier 1  Risk-based Capital plus allowance for loan losses compared to 13.4% at September 30, 2014 and 12.7% at December 31, 2013. The decrease in this ratio during the fourth quarter 2014 was primarily the result of a $4.0 million decrease in classified loans and a $1.4 million decrease in OREO combined with an increase in bank-level Tier-1 Capital plus allowance for loan losses.

Net recoveries in the fourth quarter 2014 were $0.1 million as compared to net recoveries of $0.2 million in the third quarter 2014 and net recoveries of $0.4 million in the fourth quarter 2013. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased favorably from 168.8% at September 30, 2014 to 178.2% at December 31, 2014. The increase in the coverage ratio reflects a $0.6 million reduction in nonperforming loans during the fourth quarter 2014 in addition to the $0.1 million increase in the allowance for loan losses during the quarter.

During the quarters ended December 31, 2014 and September 30, 2014 the Company recorded immaterial credit provisions for loan losses compared to a $0.2 million provision in the fourth quarter 2013. The Company considered recoveries, improvement in nonperforming loans, as well as loan growth when determining the adequacy of the allowance for loan losses and the resulting loan loss credit provision recognized during the same quarter.

Shares Outstanding

As of December 31, 2014, the Company had 21,628,873 shares of common stock outstanding, consisting of 20,609,873 shares of voting common stock, of which 620,075 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, impairments of long-lived assets, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

	(Dollars in thousands, except per share amounts)
Income before income taxes	$1,509	$6,991	$6,030	$19,748	$20,385
Adjusted for:
Provision (credit) for loan losses	(1)	(3)	154	14	296
Expenses (gains) related to other real
estate owned, net	142	147	(1,037)	367	(1,160)
Prepayment penalty on long term debt	5,459	-	-	5,459	629
Impairment of long-lived assets	76	-	-	186	-
(Gain) loss on sale of securities	-	(3)	85	(28)	11
Pre-tax operating earnings	$7,185	$7,132	$5,232	$25,746	$20,161

Weighted basic average common
shares outstanding:	20,968,551	20,966,179	20,884,542	20,957,702	20,867,064
Fully diluted average common
shares outstanding:	21,114,680	21,089,221	20,995,284	21,086,543	20,951,237

Pre-tax operating earnings per common
share–basic:	$0.34	$0.34	$0.25	$1.23	$0.97
Pre-tax operating earnings per common
share–diluted:	$0.34	$0.34	$0.25	$1.22	$0.96

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	December 31,	September 30,	December 31,
	2014	2014	2013
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$206,939	$205,361	$189,394
Less: Intangible assets	(7,154)	(7,808)	(6,530)
Tangible common equity	$199,785	$197,553	$182,864

Number of common shares outstanding	21,628,873	21,714,115	21,303,707

Book value per common share	$9.57	$9.46	$8.89
Tangible book value per common share	$9.24	$9.10	$8.58

Tangible Common Equity Ratio
	December 31,	September 30,	December 31,
	2014	2014	2013
	(Dollars in thousands)
Total stockholders' equity	$206,939	$205,361	$189,394
Less: Intangible assets	(7,154)	(7,808)	(6,530)
Tangible common equity	$199,785	$197,553	$182,864

Total assets	$2,124,778	$2,077,939	$1,911,032
Less: Intangible assets	(7,154)	(7,808)	(6,530)
Tangible assets	$2,117,624	$2,070,131	$1,904,502

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.74%	9.88%	9.91%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.43%	9.54%	9.60%

The following non-GAAP schedules reconciles the following GAAP measures to net income, earnings per share and ROAA excluding the net FHLB prepayment penalty for the fourth quarter 2014 and year-to-date 2014 periods.

	Quarter Ended	Year Ended
	December 31,	December 31,
	2014	2014

	(Dollars in thousands, except per share amounts)
Net income	$1,215	$13,512
Adjusted for:
Prepayment penalty on long term debt	5,459	5,459
Tax effect on prepayment penalty	(2,075)	(2,075)
Net income excluding prepayment penalty	$4,599	$16,896

Average assets	$2,067,371	$2,001,552

Weighted basic average common shares outstanding:	20,968,551	20,957,702
Fully diluted average common shares outstanding:	21,114,680	21,086,543

ROAA (GAAP)	0.23%	0.68%
ROAA (excluding prepayment penalty)	0.88%	0.84%

Earnings per common share–basic:	$0.06	$0.64
Earnings per common share–basic (excluding prepayment penalty):	0.22	0.81

Earnings per common share–diluted:	$0.06	$0.64
Earnings per common share–diluted (excluding prepayment penalty):	0.22	0.80

About Guaranty Bancorp

Guaranty Bancorp is a $2.1 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2014	2014	2013
	(In thousands)
Assets
Cash and due from banks	$32,441	$46,617	$28,077

Securities available for sale, at fair value	346,146	349,993	384,957
Securities held to maturity	88,514	91,042	41,738
Bank stocks, at cost	14,822	15,083	15,605
Total investments	449,482	456,118	442,300

Loans held for sale	-	-	507

Loans, held for investment, net of unearned loan fees	1,541,434	1,482,268	1,319,917
Less allowance for loan losses	(22,490)	(22,350)	(21,005)
Net loans, held for investment	1,518,944	1,459,918	1,298,912

Premises and equipment, net	45,937	46,492	48,080
Other real estate owned and foreclosed assets	2,175	3,526	4,493
Other intangible assets, net	7,154	7,808	6,530
Securities sold or called, not yet settled	-	-	21,917
Bank owned life insurance	42,456	32,135	31,410
Other assets	26,189	25,325	28,806
Total assets	$2,124,778	$2,077,939	$1,911,032

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$654,051	$617,704	$564,326
Interest-bearing demand and NOW	326,748	365,538	346,449
Money market	374,063	357,368	326,008
Savings	138,588	128,931	111,568
Time	191,874	193,057	180,106
Total deposits	1,685,324	1,662,598	1,528,457
Securities sold under agreement to repurchase and
federal funds purchased	33,508	23,674	24,284
Federal Home Loan Bank term notes	20,000	110,000	110,000
Federal Home Loan Bank line of credit borrowing	140,300	40,400	20,000
Subordinated debentures	25,774	25,774	25,774
Securities purchased, not yet settled	-	-	3,839
Interest payable and other liabilities	12,933	10,132	9,284
Total liabilities	1,917,839	1,872,578	1,721,638

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	709,365	708,597	706,514
Accumulated deficit	(396,172)	(396,339)	(405,494)
Accumulated other comprehensive loss	(3,127)	(4,052)	(8,954)
Treasury stock	(103,127)	(102,845)	(102,672)
Total stockholders’ equity	206,939	205,361	189,394
Total liabilities and stockholders’ equity	$2,124,778	$2,077,939	$1,911,032

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$16,311	$14,762	$62,819	$57,435
Investment securities:
Taxable	2,183	2,437	9,178	9,432
Tax-exempt	701	692	2,708	2,990
Dividends	185	169	807	664
Federal funds sold and other	4	10	8	117
Total interest income	19,384	18,070	75,520	70,638
Interest expense:
Deposits	667	610	2,464	2,490
Securities sold under agreement to repurchase and
federal funds purchased	13	10	40	49
Borrowings	823	857	3,403	3,407
Subordinated debentures	201	202	800	1,122
Total interest expense	1,704	1,679	6,707	7,068
Net interest income	17,680	16,391	68,813	63,570
Provision (credit) for loan losses	(1)	154	14	296
Net interest income, after provision for loan losses	17,681	16,237	68,799	63,274
Noninterest income:
Deposit service and other fees	2,358	2,222	9,066	8,825
Investment management and trust	1,231	831	4,380	2,904
Increase in cash surrender value of life insurance	418	304	1,295	1,018
Gain (loss) on sale of securities	-	(85)	28	(11)
Gain on sale of SBA loans	447	95	798	725
Other	408	107	1,128	338
Total noninterest income	4,862	3,474	16,695	13,799
Noninterest expense:
Salaries and employee benefits	8,434	7,685	32,766	29,581
Occupancy expense	1,544	1,507	6,308	6,289
Furniture and equipment	698	728	2,759	2,943
Amortization of intangible assets	654	702	2,506	2,818
Other real estate owned, net	142	(1,037)	367	(1,160)
Insurance and assessments	576	641	2,355	2,519
Professional fees	927	968	3,520	3,618
Prepayment penalty on long term debt	5,459	-	5,459	629
Impairment of long-lived assets	76	-	186	-
Other general and administrative	2,524	2,487	9,520	9,451
Total noninterest expense	21,034	13,681	65,746	56,688
Income before income taxes	1,509	6,030	19,748	20,385
Income tax expense	294	1,942	6,236	6,356
Net income	$1,215	$4,088	$13,512	$14,029

Earnings per common share–basic:	$0.06	$0.20	$0.64	$0.67
Earnings per common share–diluted:	0.06	0.19	0.64	0.67

Dividend declared per common share:	$0.05	$0.03	$0.20	$0.08

Weighted average common shares outstanding-basic:	20,968,551	20,884,542	20,957,702	20,867,064
Weighted average common shares outstanding-diluted:	21,114,680	20,995,284	21,086,543	20,951,237

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,481,748	$1,463,042	$1,301,815	$1,419,483	$1,237,697
Securities	452,200	462,603	464,987	459,451	485,582
Other earning assets	7,080	1,829	14,708	3,260	32,414
Average earning assets	1,941,028	1,927,474	1,781,510	1,882,194	1,755,693
Other assets	126,343	116,282	124,014	119,358	107,885
Total average assets	$2,067,371	$2,043,756	$1,905,524	$2,001,552	$1,863,578

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$637,551	$595,041	$547,739	$585,671	$521,876
Interest-bearing deposits	1,034,401	1,033,094	953,336	997,183	934,247
Average deposits	1,671,952	1,628,135	1,501,075	1,582,854	1,456,123
Other interest-bearing liabilities	175,203	201,579	205,242	207,762	209,430
Other liabilities	12,192	10,131	8,140	9,854	8,491
Total average liabilities	1,859,347	1,839,845	1,714,457	1,800,470	1,674,044
Average stockholders’ equity	208,024	203,911	191,067	201,082	189,534
Total average liabilities and stockholders’ equity	$2,067,371	$2,043,756	$1,905,524	$2,001,552	$1,863,578